Annual Shareholder Meeting Results:
The Fund held its annual meeting of shareholders on June 2, 2015. Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Equity & Convertible Income:

Re-election of James A. Jacobson – Class II to serve until the annual meeting for the 2018-2019 fiscal year	19,708,268	1,870,764
Election of Davey S. Scoon – Class I to serve until the annual meeting for the 2017-2018 fiscal year	19,701,970	1,877,062
Election of F. Form Drummond – Class II to serve until the annual meeting for the 2018-2019 fiscal year	19,715,083	1,863,949
Election of James S. MacLeod – Class II to serve until the annual meeting for the 2018-2019 fiscal year	19,697,373	1,881,659
Election of Julian Sluyters† - Class II to serve until the annual meeting for the 2018-2019 fiscal year	19,708,656	1,870,376
Election of Susan M. King† - Class III to serve until the annual meeting for the 2016-2017 fiscal year	19,709,377	1,869,655

The other members of the Board of Trustees at the time of this meeting, namely, Ms. Deborah A DeCotis, and Messrs. Hans W. Kertess, William B. Ogden, IV, Alan Rappaport, Bradford K. Gallagher continued to serve as Trustees of the Fund.

† Interested Trustee